EXHIBIT 99.1
                                                                    ------------


                    DREYER'S GRAND ICE CREAM, INC. ANNOUNCES
                     FOURTH QUARTER AND FISCAL 2002 RESULTS

(Oakland, CA, February 25, 2003) - Dreyer's Grand Ice Cream, Inc. (Dreyer's,
NNM: DRYR) today announced results for the fourth quarter and fiscal year ended December 28, 2002. Dreyer's earned $5,730,000, or $.15 per diluted common share, in the fourth quarter compared with net income of $172,000, or $.00 per diluted common share, in the same period of 2001. For the fiscal year ended December 28, 2002, Dreyer's earned $.77 per diluted common share, compared with $.24 per diluted common share in 2001.

The Form S-4 Registration Statement (S-4) filed with the Securities and Exchange Commission (SEC) in connection with the proposed transactions among Dreyer's, Nestle Ice Cream Company, LLC (NICC), and Nestle Holdings, Inc. ( Nestle) was declared effective on February 14, 2003. A proxy statement/ prospectus for the Special Meeting of Stockholders to be held March 20, 2003, was mailed on or about February 18, 2003, to Dreyer's stockholders of record on January 29, 2003. Upon completion of the transactions, Nestle will contribute 100 percent of its equity interest of NICC in exchange for approximately 55 million shares of a holding company, New December, Inc. (New Dreyer's), to be renamed "Dreyer's Grand Ice Cream Holdings, Inc." New Dreyer's will hold 100 percent of the equity interest of both Dreyer's and NICC. Each share of Dreyer's common stock held by the public will be exchanged for a new share of stock of New Dreyer's that will permit its holders to sell some or all of their shares to New Dreyer's for $83 per share during specified periods in the future and be subject to redemption by New Dreyer's at the request of Nestle at $88 per common share during a specified period in the future. The transactions will result in Nestle and its affiliates owning approximately 67 percent of New Dreyer's diluted common stock.

OPERATING RESULTS
-----------------

Consolidated net sales for the fifty-two weeks of 2002 increased 11 percent to $1,345,957,000 compared with sales of $1,211,245,000 for the fifty-two weeks of 2001. Net sales of the company's branded products increased six percent for the year to $752,352,000 and represented 56 percent of total net sales. The growth of company brands was driven by sales of Dreyer's and Edy's(R) Grand Ice Cream and Whole Fruit Bars. Net sales of partner brands, products distributed for other manufacturers, increased 18 percent in the year and accounted for 44 percent of total net sales. The increase was driven primarily by increased sales of distributed novelty products and Ben & Jerry's superpremium products.

The company's gross profit increased by $50,083,000 to $180,439,000, representing a 13 percent gross margin for the year compared with an 11 percent gross margin for 2001. The improvement in gross profit was driven primarily by lower dairy costs and the gross profit impact of higher sales, partially offset by increases in distribution expenses. Dairy raw material costs accounted for a $36.5 million pre-tax benefit for 2002 versus the prior year.

Selling, general and administrative expenses increased by $7,705,000 to $116,050,000 for the year and represented nine percent of net sales in 2002 and 2001. The increase in expenses from


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

2001 reflects higher payroll-related administrative expenses, partially offset by reduced amortization expense due to the impact of a change in the accounting for amortization of goodwill and lower marketing expenses.

Beginning with the first quarter of 2002, the company began reporting sales net of certain marketing and promotion expenses that were previously included in selling, general and administrative expenses. Prior period expenses have been retroactively restated for comparative purposes with no effect on net income as previously reported.

The company expensed merger transaction expenses of $4,850,000 during the fourth quarter and $10,561,000 during the year. Certain of these merger transaction expenses are not deductible for income tax purposes. As a result, the company's effective income tax rate increased to 49 percent for the fourth quarter and to 39 percent for the full year.

Pre-tax income for 2002 was $47,639,000, an increase of $34,056,000 from 2001 pre-tax income of $13,583,000. Net income for 2002 was $29,060,000, or $.77 per diluted common share, compared with $8,829,000, or $.24 per diluted common share, in 2001.

Consolidated net sales for the thirteen-week period ended December 28, 2002 were $295,134,000, an increase of seven percent over sales of $274,772,000 for the thirteen-week period ended December 29, 2001. Net sales of the company's branded products increased five percent to $172,117,000 and represented 58 percent of total net sales for the quarter. Partner brand sales increased by 11 percent to $123,017,000 and accounted for 42 percent of net sales. Gross profit increased by $17,247,000 to $42,266,000 in the quarter, representing a 14 percent gross margin for the period compared with a nine percent margin achieved in the fourth quarter of 2001. Dairy raw material costs accounted for a $7.0 million pre-tax benefit in the quarter versus the same period last year.

The company reported pre-tax income of $11,186,000 for the fourth quarter of 2002, which represented an $11,842,000 improvement over the pre-tax loss of ($656,000) in the same period of 2001. The company's net income for the fourth quarter of 2002 was $5,730,000, or $.15 per diluted common share, compared with net income of $172,000, or $.00 per diluted common share, in the same period of 2001.

Dreyer's manufactures and distributes a full spectrum of ice cream and frozen dessert products. The company's products are marketed under the Dreyer's brand name throughout the western states and Texas, and under the Edy's(R) name throughout the remainder of the United States. Dreyer's (together with Edy's) is the best selling brand of packaged ice cream in the country. Internationally, the Dreyer's brand extends to select markets in the Far East and the Edy's brand to the Caribbean and South America. Brands currently manufactured and distributed by Dreyer's include Grand, Grand Light(R), Homemade, Dreamery(R), Whole Fruit(TM) Sorbet, M&M/Mars, Starbucks(R), Godiva(R) and Healthy Choice
(R). For more information on the company, please visit www.dreyersinc.com.
                                                       ------------------

Edy's, the Dreyer's and Edy's logo design, Dreamery, Grand Light, Homemade, Whole Fruit, are all trademarks or tradenames of Dreyer's Grand Ice Cream, Inc. All other trademarks and tradenames are owned by their respective companies.

CONFERENCE CALL
---------------

Dreyer's Grand Ice Cream, Inc. (Nasdaq:DRYR) will hold a conference call for investors and analysts today, Wednesday, February 26, 2003, at 10:30 a.m. EDT (7:30 a.m. PDT) to discuss this news release. The call will be webcast in its entirety from the Investor Relations section of www.dreyersinc.com. A replay of
                                                ------------------
the call will be available from the audio archives at the same website location and is incorporated by reference into this news release.

FORWARD-LOOKING STATEMENTS
--------------------------

Certain statements contained in this press release, conference calls, simultaneous webcasts and audio replays are forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks and uncertainties at the time such statements are made in any SEC filing, press release, conference call or webcast, or are recorded for later audio replay. Such known and unknown risks and uncertainties may cause the company's actual actions or results to differ materially from those contained in the forward-looking statements. Specific factors that might cause such a difference include, but are not limited to, the following: the company's ability to achieve efficiencies in its manufacturing and distribution operations without negatively affecting sales; the cost of energy used in manufacturing and distribution; the cost of dairy raw materials and other commodities used in the company's products; competitors' marketing and promotion responses; market conditions affecting the prices of the company's products; the company's ability to increase sales of its own branded products; and responsiveness of both the trade and consumers to the company's new products and marketing and promotional programs. No assurances can be made that a business combination transaction with Nestle will occur.

Investors and security holders are urged to read the proxy statement/ prospectus in connection with the Nestle transaction referenced above. Investors and security holders may obtain a free copy of the proxy statement/prospectus and documents filed by New Dreyer's or Dreyer's with the SEC at the SEC's web site at www.sec.gov. A copy of the proxy statement/prospectus which was mailed to
   -----------
Dreyer's stockholders may be obtained free of charge from Dreyer's by directing a request to:

             Dreyer's Grand Ice Cream, Inc.
             Attn: Investor Relations
             5929 College Avenue
             Oakland, California 94618-1391


For further information contact:
Media Contact: Dori Sera Bailey, 510/601-4241
Investor Contact: C. Scott Webster, 510/450-4545

                         DREYER'S GRAND ICE CREAM, INC.
                         FOURTH QUARTER AND FISCAL 2002
                                FINANCIAL RESULTS

Consolidated Statement of Income
(In thousands, except per share amounts - unaudited)

                           Quarter Ended             Year Ended
                       ----------------------  ----------------------
                        Dec. 28,     Dec. 29,   Dec. 28,    Dec. 29,
                          2002        2001        2002        2001
                       ----------  ----------  ----------  ----------
Net sales(1)           $  295,134  $  274,772  $1,345,957  $1,211,245
                       ----------  ----------  ----------  ----------
Costs and expenses:
  Cost of goods sold      252,868     249,753   1,165,518   1,080,889
  Selling, general and
   administrative(1),(2)   25,490      24,141     116,050     108,345
  Interest, net of
   amounts capitalized      1,425       1,741       7,260      10,833
  Other income               (685)       (207)     (1,071)     (2,405)
  Merger transaction
   expenses                 4,850          --      10,561          --
                       ----------  ----------  ----------  ----------
                          283,948     275,428   1,298,318   1,197,662
                       ----------  ----------  ----------  ----------

Income (loss) before
 income tax provision      11,186        (656)     47,639      13,583
Income tax provision
 (benefit)                  5,456        (828)     18,579       4,754
                       ----------  ----------  ----------  ----------
Net income                  5,730         172      29,060       8,829

Preferred dividends
 and accretion                 --          --          --         560
                       ----------  ----------  ----------  ----------
Net income available to
 common stockholders   $    5,730  $      172  $   29,060  $    8,269
                       ==========  ==========  ==========  ==========

Weighted-average common
 shares outstanding
 -- diluted                38,170      36,705      37,768      36,381
                       ==========  ==========  ==========  ==========
Net income per common
 share -- diluted      $      .15  $      .00  $      .77  $      .24
                       ==========  ==========  ==========  ==========
Dividends per common
 share                 $      .06  $      .06  $      .24  $      .24
                       ==========  ==========  ==========  ==========

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


Condensed Consolidated Balance Sheet
(In thousands)


                                                 Dec. 28,    Dec. 29,
                                                   2002        2001
                                               ----------  ----------
                                               (unaudited)

Assets
Current Assets:
Cash and cash equivalents                      $    1,119  $    1,650
Receivables, net                                  104,429     105,837
Inventories                                        82,831      81,298
Prepaid expenses and other                         25,494      12,396
                                               ----------  ----------
  Total current assets                            213,873     201,181

Property, plant and equipment, net                208,846     198,565
Goodwill, distribution rights, and other
 intangibles, net(2)                               86,330      94,468
Other assets                                        3,523       4,475
                                               ----------  ----------

Total assets                                   $  512,572  $  498,689
                                               ==========  ==========

Liabilities and Stockholders' Equity

Current Liabilities:
Accounts payable and accrued liabilities       $  131,362  $  117,163
Current portion of long-term debt                   2,143          --
                                               ----------  ----------
  Total current liabilities                       133,505     117,163

Long-term debt, less current portion              118,529     148,671
Deferred income taxes(2)                           16,550      24,490
                                               ----------  ----------

Total liabilities                                 268,584     290,324

Stockholders' equity                              243,988     208,365
                                               ----------  ----------

Total liabilities and stockholders' equity     $  512,572  $  498,689
                                               ==========  ==========


(1) Certain expenses previously classified as selling, general and administrative expenses are now recorded as a reduction of sales as a result of EITF 01-9, "Accounting for Consideration Given by a Vendor to a Customer ( Including a Reseller of the Vendor's Products)." In accordance with this accounting pronouncement, these prior period expenses have been reclassified on a retroactive basis. This retroactive reclassification had no effect on net income as previously reported.

(2) The company ceased amortization of goodwill at the beginning of fiscal 2002 in connection with the adoption of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets." In accordance with this pronouncement, the company also reclassified the nondeductible portion of the deferred income tax liability associated with goodwill, resulting in a corresponding reduction in the goodwill asset and the deferred income tax liability balances.


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